Exhibit 99.3

FOR IMMEDIATE RELEASE

CIT COMMITS TO ORDER 15 A330-900neo

AND FIVE A321-200ceo AIRBUS AIRCRAFT

NEW YORK and FARNBOROUGH – July 15, 2014 - CIT Group Inc. (NYSE: CIT), a global leader in transportation finance, today announced from the Farnborough International Air Show that CIT Aerospace has signed memorandums of understanding with Airbus for 15 A330-900neo (new engine option) aircraft and five A321-200ceo (current engine option) aircraft. Deliveries of the A330-900neo are scheduled to begin in 2018 and deliveries of the A321-200ceo are scheduled to begin in 2015.

“As one of the largest aircraft lessors in the world, we are pleased to be able to once again partner with Airbus on the newest variant of the A330, as well as their A320 program,” said Jeff Knittel, President of CIT Transportation & International Finance. “These new aircraft will allow CIT to maintain one of the youngest and most technologically advanced fleets in the industry, while providing fuel efficient aircraft solutions to our customers though a range of sizes and categories of aircraft.”

Fabrice Brégier, Airbus President and CEO, said, “We are delighted to see CIT, one of the leading aircraft lessors in the world, stepping up to become one of the first customers for our recently launched A330neo. This is a strong guarantee that our newest, most cost-efficient, medium range Widebody aircraft is set to become yet another Airbus best-seller. CIT’s continuing appetite for our highly competitive largest single-aisle model, the A321, is evidence that the market is growing and is looking for increased capacity, productivity and the best standard of cabin comfort, all key attributes of the best-selling A320 Family.”

The A330-800neo and the A330-900neo are two new members of the Airbus Widebody Family launched in July 2014 with first deliveries scheduled to start in Q4 2017. The A330neo incorporates latest generation Rolls-Royce Trent 7000 engines, aerodynamic enhancements and new cabin features.

Benefitting from the unbeatable economics, versatility and high reliability of the A330, the A330neo reduces fuel consumption by 14% per seat, making it the most cost efficient, medium range Widebody aircraft on the market. In addition to greater fuel savings, A330neo operators will also benefit from a range increase of up to 400 nautical miles, as well as all the operational commonality advantages of the Airbus Family.

All A321-200ceo aircraft will have the option to feature fuel-saving Sharklets – lightweight composite wingtip devices that offer 4% fuel-burn savings. This environmental benefit gives the airline the option of extending its range up to 100 nautical miles/185 kilometers or increasing payload capacity by some 1000 pounds/450 kilograms.

CIT is one of the world’s leading aircraft leasing organizations and provides leasing and financing solutions — including operating leases, capital leases, loans and structuring, and advisory services — for commercial airlines worldwide. It has more than 100 customers in approximately 50 countries and owns and finances a fleet of more than 300 commercial aircraft. As of March 31, 2014, CIT had 166 Airbus aircraft on operating lease and another 77 Airbus aircraft on order yet to deliver, including eight A330 aircraft, in addition to today’s commitment.

About Airbus

Airbus is the world’s leading commercial aircraft manufacturer whose customer focus, commercial know-how, technological leadership and manufacturing efficiency have set the standard for the aviation industry. Headquartered in Toulouse, France, Airbus is owned by the Airbus Group, a global leader in aerospace, defense and related services. In addition to Airbus’ commercial aircraft activities, this group is comprised of the Airbus Helicopters and Airbus Defense and Space business units and maintains a presence on every continent. airbus.com

About CIT Aerospace

CIT Aerospace provides customized leasing and secured financing to operators of commercial and business aircraft. Its financing services include operating leases, single investor leases, leveraged financing, sale and leaseback arrangements, as well as loans secured by equipment. cit.com/aerospace

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT’s U.S. bank subsidiary CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals. cit.com

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CIT MEDIA RELATIONS:

CIT - Farnborough

C. Curtis Ritter

Senior Vice President of Corporate Communications

+1-917-328-6977 (M)

+1-973-740-5390 (O)

Curt.Ritter@cit.com

CIT – USA

Matt Klein

Vice President, Media Relations

+1-973-597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

+1-973-740 -5058

Barbara.Callahan@cit.com